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                                                                   Exhibit 10.16

                                  PLAN SUMMARY
                                  ------------
                               IMMUNEX CORPORATION
                   STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS
                    As Amended and Restated on April 18, 2000

           __________________________________________________________

     This Plan Summary is part of a Prospectus that relates to 1,200,000/4/ shares of Common Stock of Immunex Corporation that have been reserved for issuance upon the exercise of stock options under Immunex's Stock Option Plan for Nonemployee Directors, as amended and restated on April 18, 2000. The Plan and the agreements between you and Immunex govern the terms and conditions of the offer and sale of Immunex's Common Stock, including the prices of the shares. The Immunex Stock is traded on the Nasdaq National Market under the symbol "IMNX."

     The Plan Summary is not an offer by Immunex to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful for Immunex to make such offer or solicitation.

     This Plan Summary supersedes the Plan Summary for the Immunex Stock Option Plan for Nonemployee Directors dated September 1, 1999.

           __________________________________________________________

     THIS PLAN SUMMARY IS PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.


__________________

     /4/ When the Stock Option Plan For Nonemployee Directors was setup, it originally covered 100,000 shares. The number of shares grew to 1,200,000 as a result of a 2-for-1 stock split on March 25, 1999, a 2-for-1 stock split on August 26, 1999 and a 3-for-1 stock split on March 20, 2000.


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                                    CONTENTS

BACKGROUND ....................................................................   1
DESCRIPTION OF THE PLAN .......................................................   1
   What Is the Purpose of the Plan? ...........................................   1
   Who Administers the Plan? ..................................................   1
   Who Is Eligible to Participate in the Plan? ................................   1
   What Options Are Granted Under the Plan? ...................................   1
   How Is the Option Exercise Price Determined? ...............................   1
   When Do My Options Vest? ...................................................   1
   How Do I Exercise My Vested Options? .......................................   2
   How Do I Pay the Option Exercise Price? ....................................   2
   How Long Do I Have to Exercise My Options? .................................   2
   Can I Transfer My Options? .................................................   2
   What Happens if There Is a Stock Split or Other Change in Capitalization?...   2
   What Happens if There Is a Change of Control? ..............................   3
   Can the Plan Be Amended or Terminated? .....................................   3
FEDERAL INCOME TAX CONSEQUENCES ...............................................   3
OTHER MATTERS .................................................................   4
   Shares Authorized for Issuance .............................................   4
   Limitation of Rights .......................................................   4
   Inapplicability of Certain Statutes; Unfunded Plan .........................   4
   Securities Registration ....................................................   4
   Restrictions on Resale of Shares ...........................................   4
   Where You Can Find More Information ........................................   5

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BACKGROUND

     This Plan Summary is only a summary of the Plan and is subject to and qualified by reference to the Plan. A separate option letter agreement between you and Immunex governs each stock option granted under the Plan. You should carefully read your option letter agreement to fully understand the key terms of your grant. You should not rely solely on this Plan Summary. You can inspect or request a copy of the Plan during normal business hours at the office of the Corporate Secretary of Immunex Corporation, at 51 University Street, Seattle, Washington, 98101. Telephone requests may be directed to (206) 587-0430.

DESCRIPTION OF THE PLAN

     What Is the Purpose of the Plan?

     The Plan authorizes the automatic grant of stock options to nonemployee directors of Immunex. The purposes of the Plan are to attract and retain the services of experienced and knowledgeable nonemployee directors and to provide an incentive for such directors by providing an opportunity for stock ownership in Immunex.

     Who Administers the Plan?

     The Plan is administered by the Immunex Board of Directors (the "Board"). Subject to the terms of the Plan, the Board has the power to construe the provisions of the Plan, determine all questions arising under the Plan, and adopt and amend such rules and regulations for administering the Plan as the Board deems desirable.

     Who Is Eligible to Participate in the Plan?

     Each director of Immunex who is not otherwise an employee of Immunex, any parent or subsidiary of Immunex, or a director appointed by American Cyanamid Company or American Home Products Corporation pursuant to the Amended and Restated Governance Agreement dated as of December 15, 1992 (an "eligible director"), is eligible to participate in the Plan.

     What Options Are Granted Under the Plan?

     The Plan provides that (a) each eligible director who is elected or appointed for the first time after the date of adoption of the Plan shall automatically receive the grant of an option to purchase 10,000 shares of Immunex Stock on the day such eligible director is initially elected or appointed, and (b) each eligible director continuing service as an eligible director immediately following an Annual Meeting of Shareholders will automatically receive an option to purchase 5,000 shares of Immunex Stock immediately following such meeting as an annual grant, except that an eligible director who has received an initial grant of an option to purchase 10,000 shares of Immunex Stock on such date will not receive an annual grant until the next Annual Meeting.

     How Is the Option Exercise Price Determined?

     The exercise price per share for each option is the closing price, or if there is no closing price, the mean between the high and low sale prices of the shares covered by the option as reported on the Nasdaq National Market on the day the option is granted or, if no Immunex Stock was traded on such date, on the immediately preceding date on which Immunex Stock was so traded (the "fair market value").

     When Do My Options Vest?

     Your options will vest and become exercisable 20% after each year from the date of grant so that your options are fully vested five years after the date of grant. Notwithstanding the foregoing, your options become

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100% vested and exercisable if your service as a member of the Board ends on account of your death, provided that when you die you have served as a member of the Board for at least two years.

     How Do I Exercise My Vested Options?

     You may exercise part or all of your vested options at any time during the option period by giving written notice, signed by you, to Immunex stating the number of shares of Immunex Stock with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of shares to be purchased. You may not purchase fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) upon any exercise. No option may at any time be exercised with respect to a fractional share.

     How Do I Pay the Option Exercise Price?

     You may pay the option exercise price (a) in cash or by check, (b) in shares of Immunex Stock you already own (generally you must have owned the stock for at least six months) and having an aggregate fair market value on the date of exercise equal to the option exercise price, or (c) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to Immunex the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

     How Long Do I Have to Exercise My Options?

     If your service as a director of Immunex terminates before the end of the option term for any reason, the unvested portion of your option will terminate automatically without any further notice to you. Only your unvested options terminate, thus, if your service as a director of Immunex ends as a result of your death and your unvested options immediately vest, those vested options do not terminate upon your death. You must exercise the vested portion of your option no later than the earliest of the following dates after termination of
                         --------
your service as a director:

       (a)    Ten years from the date of grant;

       (b) Three months after termination, if termination was for any reason other than death; and

       (c)    Twelve months after termination, if termination was due to death.

     Can I Transfer My Options?

     During your lifetime, an option may be exercised only by you. Your right to exercise an option is not assignable or transferable other than by will or by the applicable laws of descent and distribution, except that you may designate in writing during your lifetime a beneficiary to receive and exercise the options in the event of your death.

     What Happens if There Is a Stock Split or Other Change in Capitalization?

     The aggregate number and class of shares with respect to which options may be granted under the Plan, the number and class of shares subject to each outstanding option and the price per share specified in such options (but not the total price) will all be proportionately adjusted for any stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, split-ups, split-offs, spin-offs or other similar changes in capitalization. However, if an initial or annual grant occurs within 90 days following any such change in capitalization, the number and class of shares subject to the grant will be proportionately adjusted to be the same

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number and class of shares that would be subject to the grant had it been outstanding immediately prior to the date of the change in capitalization.

     In the event of any adjustment in the number of shares of Immunex Stock covered by any option, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from such adjustment.

     What Happens if There Is a Change of Control?

     Upon the effective date of a dissolution or liquidation of Immunex, or of a reorganization, merger or consolidation of Immunex with one or more corporations that results in more than 70% of the outstanding voting shares of Immunex being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than 70% of the then outstanding shares of Immunex to another corporation or other entity, the Plan and all options granted under it will terminate. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of stock, each optionee will be entitled, for a period of 20 days prior to the effective date of the transaction, to purchase the full number of shares under his or her option which he or she otherwise would have been entitled to purchase during the remaining term of the option.

     Can the Plan Be Amended or Terminated?

     The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion, except that if required to qualify the Plan as a formula plan for purposes of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the rules and regulations promulgated thereunder. Also, no amendment that would increase the number of shares that may be issued under the Plan or otherwise require shareholder approval under any applicable law or regulation may be made without the approval of Immunex's shareholders. The Plan will continue in effect until December 13, 2003, unless it is sooner terminated by action of the Board or Immunex's shareholders.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences to Immunex and you of the grant and exercise of options under existing applicable provisions of the Code and the regulations thereunder are substantially as follows:

     All options granted under the Plan will be nonstatutory options not intended to qualify as "incentive stock options" under Section 422 of the Code. You will not be deemed to receive any income at the time an option is granted nor will Immunex be entitled to a deduction at that time. When any part of an option is exercised, you will recognize ordinary income at the time of exercise in an amount equal to the difference between the option exercise price and the then fair market value of the shares acquired. Generally, upon a subsequent disposition of the shares, your basis for determining taxable gain or loss will be the amount paid for such shares plus the amount that was includible in your income at the time of exercise. Any gain recognized on such disposition would generally be taxed as long-term or short-term capital gain, depending on the length of time you are deemed to have held the shares.

     Subject to the applicable provisions of the Code, Immunex will be entitled to a deduction for federal income tax purposes in the year in which and in an amount for which you recognize ordinary income taxable as compensation in respect of an option.

     The foregoing is only a brief summary of the applicable federal income tax laws and regulations. It does not address the federal estate and gift tax consequences or the state, local or foreign tax consequences of the options, nor does it discuss the federal income tax consequences to an optionee who is a foreign resident.

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Furthermore, it does not address all possible tax aspects of transactions that may arise under the Plan, such as restrictions that Immunex may place on Immunex Stock or the use of previously acquired Immunex Stock to exercise options. The tax laws and regulations are complex and are subject to change.

FOR THE FOREGOING REASONS, IT IS IMPORTANT THAT YOU, BEFORE EXERCISING AN OPTION AND BEFORE DISPOSING OF THE SHARES ACQUIRED PURSUANT TO SUCH EXERCISE, CONSULT A TAX ADVISOR AS TO THE INCOME TAX CONSEQUENCES OF SUCH AN EXERCISE OR DISPOSITION.

OTHER MATTERS

     Shares Authorized for Issuance

     Immunex has authorized a total of up to 1,200,000/5/ shares of Immunex Stock for issuance under the Plan, subject to adjustment from time to time as provided in the Plan. The shares will be presently authorized but unissued shares. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the unpurchased or forfeited shares will again be available for purposes of the Plan.

     Limitation of Rights

     Nothing in the Plan or in any options granted under the Plan constitutes evidence of your right to a continued service relationship with Immunex. Neither you nor your successors in interest will have any rights as a shareholder of Immunex until we have issued shares of Immunex Stock to you.

     Inapplicability of Certain Statutes; Unfunded Plan

     We believe that the Plan is not subject to (a) the participation, vesting or minimum funding provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or (b) the provisions governing a pension, profit-sharing or stock bonus plan qualified under Section 401(a) of the Code. The Plan will be unfunded and will not create a trust or a separate fund or funds. The Plan does not create any fiduciary relationship between you and Immunex. Your rights under any options will not exceed the rights of general unsecured creditors of Immunex. The cash proceeds received by Immunex from the issuance of shares under the Plan are general funds of Immunex.

     Securities Registration

     We have filed an effective registration statement with the Securities and Exchange Commission (the "SEC") with respect to the shares that will be issued under the Plan. We intend to maintain this registration but have no obligation to do so. If the registration ceases to be effective, you will not be able to exercise the options without an exemption from registration under federal and state securities laws. Exemptions from registration are very limited and might be unavailable.

     Restrictions on Resale of Shares

     You and your spouse, certain other relatives and any trust, estate, corporation or other organization controlled by any of the foregoing persons may be deemed to be an affiliate of Immunex. An "affiliate" is


__________________
    /5/ This number has been adjusted for the 2-for-1 stock split on March 25, 1999, the 2-for-1 stock split on August 26, 1999 and the 3-for-1 stock split on March 20, 2000.

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defined as a person who directly or indirectly controls, is controlled by or is under common control with Immunex. Affiliates of Immunex will be obligated as a precondition to any prospective sale of shares acquired upon the exercise of options granted under the Plan to comply with Rule 144 of the Securities Act of 1933 and the rules and regulations promulgated thereunder. Rule 144 limits not only the manner of sale but also the amount of Immunex Stock that may be sold in specified time periods. You should consult legal counsel as to whether you, your family members or your donees would be subject to any of the foregoing restrictions on resale.

     Under certain circumstances, you may, pursuant to Section 16(b) of the Securities Exchange Act of 1934, be subject to liability for certain short-swing profits from the sale of shares you acquire upon exercise of options.

     Where You Can Find More Information

     We file annual, quarterly and special reports, and other information with the SEC. You may view Immunex's SEC filings on the SEC's web site at http://www.sec.gov. You may also read and copy any document Immunex files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows Immunex to "incorporate by reference" into this Plan Summary the information we file with it, which means that Immunex can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Plan Summary, and later information filed with the SEC will update and supersede this information. Immunex incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

        (a) Immunex's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 7, 2000. This document contains the most recent certified annual financial statements that we have filed;

        (b) All other reports filed by Immunex under Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

        (c) The description of the Immunex Stock contained in Immunex's Registration Statement on Form 8-A filed on May 12, 1983, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     Upon written or oral request, Immunex will provide you, without charge, additional information about the Plan and a copy of any or all documents referred to above other than exhibits to such documents. Please direct your requests to the Corporate Secretary of Immunex at its headquarters, at 51 University Street, Seattle, Washington 98101. You may direct telephone requests to (206) 587-0430. If you previously received a copy of any of the documents described above, you may obtain an additional copy, without charge, upon written request directed to the Corporate Secretary.

     You should rely only on the information incorporated by reference or provided in this Plan Summary or any supplements. We have not authorized anyone to give you different information. You should not assume that the information incorporated by reference or provided in this Plan Summary or any supplements is accurate as of any date other than the date on the front of the document.